Exhibit 10.1
EXECUTION COPY
THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 19, 2010 (this “Amendment”) relating to the Credit Agreement referenced below, is by and among COLEMAN CABLE, INC., a Delaware corporation (the “Company”), the Subsidiaries of the Company identified on the signature pages hereto as a Borrower (collectively referred to as the “Subsidiary Borrowers” or individually referred to as a “Subsidiary Borrower”) (hereinafter, the Company and the Subsidiary Borrowers collectively referred to as the “Borrowers” or individually referred to as a “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (referred to individually as a “Lender” and, collectively, as the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent” or the “Agent”).
W I T N E S S E T H
     WHEREAS, the Lenders have extended a revolving credit facility to the Borrowers pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”) among the Borrowers, the Lenders and the Administrative Agent;
     WHEREAS, in anticipation of the incurrence of Indebtedness by the Borrowers, the proceeds of which will be used for the payment of principal, interest and premium (if any) in order to redeem, retire or repurchase Senior Note Debt (2004) and/or Senior Note Debt (2007), the Borrowers have requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement; and
     WHEREAS, the Administrative Agent, the Lenders and the other parties hereto have agreed to amend the Credit Agreement, on the terms and conditions provided herein;
     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
PART 1
DEFINITIONS
     SUBPART 1.1 Certain Definitions. The following terms used in this Amendment, including its preamble and recitals, have the following meanings:
     “Amended Credit Agreement” means the Credit Agreement, as amended hereby and as further amended, supplemented or otherwise modified from time to time.
     “Third Amendment Date” is defined in Subpart 3.1.
     SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART 2
AMENDMENTS TO CREDIT AGREEMENT
     SUBPART 2.1 Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended as follows:
     (a) The definition of “Asset Disposition” is hereby deleted in its entirety and replaced with the following:
     “Asset Disposition” shall mean the disposition (other than (x) a disposition described in clauses (a) or (b) of Section 9.3 or (y) a disposition described in clauses (c) or (d) of Section 9.3, so long as the proceeds thereof are used to repair existing assets or acquire other assets or property useful in the relevant Credit Party’s business within 365 days of such disposition) of any or all of the assets (including, without limitation, the Capital Stock of a Credit Party or Subsidiary of a Credit Party) of any Credit Party or its Subsidiaries, whether by sale, lease, transfer or otherwise, in a single transaction, or in a series of related transactions in any consecutive 12-month period (a) that have a fair market value in the aggregate in excess of $2,000,000 or (b) for Net Cash Proceeds in the aggregate in excess of $2,000,000.
     (b) The definition of “Fixed Charge Coverage Ratio” is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:
     The Fixed Charge Coverage Ratio shall be determined on a Pro Forma Basis after giving effect to the consummation of any Permitted Acquisition.
     (c) The definition of “Material Adverse Change” is hereby deleted in its entirety and replaced with the following:
     “Material Adverse Change” shall mean a material adverse change in (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material portion of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.
     (d) The definition of “Material Adverse Effect” is hereby deleted in its entirety and replaced with the following:
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material portion of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.
     (e) The definition of “Permitted Indebtedness” is hereby deleted in its entirety and replaced with the following:

     “Permitted Indebtedness” shall mean:
     (i) Indebtedness to the Lenders with respect to the Revolving Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents;
     (ii) trade payables incurred in the ordinary course of the Credit Parties’ business;
     (iii) Indebtedness, including under Capital Leases, incurred to finance the acquisition, construction, repair or improvement of property in an aggregate amount not exceeding $5,000,000 provided that (A) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any premium, interest, fees and costs incurred in connection with such refinancing;
     (iv) obligations of a Borrower or other Credit Party in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity risks and not for speculative purposes and otherwise in accordance with Section 9.18;
     (v) Indebtedness described on Schedule 1.1C attached hereto (excluding the Senior Note Debt (2004) and the Senior Note Debt (2007)) and any refinancings of such Indebtedness; provided that the aggregate principal amount of such Indebtedness is not increased, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive, when taken as a whole, than the terms and conditions of the Indebtedness being refinanced;
     (vi) the Senior Note Debt (2004) and the Senior Note Debt (2007) and any refinancings of such Indebtedness; provided that (a) the aggregate principal amount of such refinancing Indebtedness does not exceed $275,000,000, (b) the scheduled maturity dates of such Indebtedness are not shortened, and (c) such refinancing is on terms and conditions no more restrictive, when taken as a whole, than the terms and conditions of the Senior Note Debt (2004) and the Senior Note Debt (2007);
     (vii) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (i) the sum of 85% of the aggregate book value of accounts receivable of the Foreign Subsidiaries plus 60% of the aggregate book value of inventory of the Foreign Subsidiaries and (ii) $25,000,000 (not counting for the purposes of such limit intercompany Indebtedness of such Foreign Subsidiaries permitted under clause (ix));
     (viii) Intercompany Indebtedness (i) among the Credit Parties, (ii) among Subsidiaries of the Company that are not Credit Parties, (iii) owing from a Credit Party to a Subsidiary of the Company that is not a Credit Party or (iv) owing from a Subsidiary of the Company that is not a Credit Party to a Credit Party in an aggregate principal amount outstanding at any time not to exceed $25,000,000; provided, that upon the request of the Administrative Agent at any time, any such Indebtedness in the preceding clause (iii) shall be fully subordinated to the

Obligations on terms reasonably satisfactory to the Administrative Agent and shall be evidenced by promissory notes having terms reasonably satisfactory to the Administrative Agent, the sole originally executed counterpart of which shall be pledged and delivered to the Administrative Agent as security for the Obligations;
     (ix) Indebtedness incurred to finance insurance premiums in the ordinary course of business;
     (x) Indebtedness in an aggregate amount of up to $2,000,000 under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case, incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);
     (xi) unsecured Indebtedness assumed in connection with a Permitted Acquisition (and refinancings thereof, provided that such refinancing meets the conditions set forth below) which Indebtedness was in existence at the time of acquisition of such entity (or the assets thereof), and not incurred in contemplation of such acquisition, so long as such Indebtedness is included in the total consideration for such Permitted Acquisition and any refinancing indebtedness is for a principal amount not in excess of the principal balance outstanding thereon at the time of such acquisition plus any premium, interest, fees and costs incurred in connection with such refinancing;
     (xii) Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder, so long as such Indebtedness is included in the total consideration for such Permitted Acquisition; and
     (xiii) other Indebtedness which does not exceed a principal amount of $10,000,000 in the aggregate at any time outstanding.
     (f) The definition of “Permitted Investments” is hereby deleted in its entirety and replaced with the following:
     “Permitted Investments” shall mean:
     (i) Cash Equivalents;
     (ii) interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation (“FDIC”) or a similar federal insurance program; provided, however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;
     (iii) Investments existing on the Closing Date and set forth on Schedule 1.1D attached hereto;

     (iv) advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course;
     (v) loans and Investments in (A) the Credit Parties and (B) newly created Domestic Subsidiaries, provided that the applicable requirements of Section 7.16 are satisfied;
     (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (vii) Hedging Agreements entered into by a Borrower or other Credit Party in order to manage existing or anticipated interest rate, exchange rate or commodity risks and not for speculative purposes and otherwise in accordance with Section 9.18;
     (viii) Investments (a) by Subsidiaries which are not Credit Parties in Subsidiaries which are not Credit Parties, and (b) by Credit Parties in Subsidiaries which are not Credit Parties (because they are Foreign Subsidiaries or they are not Material Subsidiaries); provided, that, solely with respect to Investments under clause (b) above, (I) no Default or Event of Default shall then exist or would exist after giving effect thereto, (II) Excess Availability for each day during the thirty days preceding the date of such Investment and immediately after giving effect to such Investment shall not be less than the greater of (x) thirty-five percent (35%) of the Revolving Credit Committed Amount then in effect and (y) $50,000,000 and (III) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Investment on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0;
     (ix) Permitted Acquisitions;
     (x) Investments, advances and other transactions permitted under Sections 9.2, 9.3 or 9.4;
     (xi) Investments consisting of deposits made to secure the obligations of the Company or any of its Subsidiaries under leases entered into in the ordinary course of business and not restricted by this Agreement in an aggregate amount not to exceed $10,000,000; and
     (xii) other Investments not described above; provided that (x) no Default or Event of Default shall then exist or would exist after giving effect thereto, (y) Excess Availability for each day during the thirty days preceding the date of such Investment and immediately after giving effect to such Investment shall not be less than the greater of (x) thirty-five percent (35%) of the Revolving Credit Committed Amount then in effect and (y) $50,000,000 and (z) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Investment on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0.

     (g) The definition of “Permitted Liens” is hereby amended by deleting the “.” at the end of clause (ix), replacing it with a “;” and inserting the following new clauses:
     (x) Liens created by a Foreign Subsidiary securing Indebtedness permitted under clause (viii) of the definition of “Permitted Indebtedness”;
     (xi) Liens consisting of any interest of a lessor under, and Liens arising from UCC financing statements (or equivalent filings in foreign jurisdictions) relating to, and deposits made to secure the obligations under, leases entered into in the ordinary course of business and not restricted by this Agreement; and
     (xii) other Liens securing obligations not to exceed $1,000,000 in an aggregate principal amount at any time outstanding.
     (h) The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:
     “Material Subsidiary” shall mean, as of any date of determination, any direct or indirect Domestic Subsidiary of the Company (a) in which the Company or its Subsidiaries that are Credit Parties have invested more than $1,000,000 in the aggregate, (b) that holds the Capital Stock of a Credit Party or (c) that generates more than five percent (5%) of the Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the end of the fiscal quarter immediately preceding such date of determination on a pro forma basis (in the case of a newly acquired Subsidiary).
     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by the Company or any of its Subsidiaries of (a) all or substantially all of the assets or a majority of the Voting Stock of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 7.3, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive reasonably promptly following the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Section 7.16 and the Target, if a Person, shall have complied with the terms of Section 7.16 (it being understood that no Inventory of any such Person shall be Eligible Inventory until the Agent shall have received a satisfactory Appraisal and no Accounts of any such Person shall be Eligible Accounts Receivables until the Agent shall have received all documentation that it reasonably requests with respect thereto, including, without limitation, a satisfactory field examination), (iv) the Administrative Agent shall have received (A) a description of the material terms of such acquisition, and (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and, if available, for any fiscal quarters ended within the fiscal year to date, (v) such acquisition shall not be a “hostile” acquisition, and (vi) Pro Forma Excess Availability for each day during the thirty days preceding the date of such acquisition and immediately after giving effect to such acquisition shall not be less than the greater of (x) thirty-five percent (35%) of the Revolving Credit Committed Amount then in effect and (y) $50,000,000
     “Permitted Acquisition Consideration” shall mean the aggregate amount of purchase price, including, but not limited to, any Indebtedness incurred or assumed in connection therewith, earnouts (valued at the maximum amounts reasonably expected to be payable thereunder as determined in good faith by the Company), deferred payments, or Capital Stock of the Company, net of the applicable acquired company’s cash and Cash Equivalents (as shown on its most recent financing statements delivered in connection with the applicable acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable documentation for such Permitted Acquisition.
     “Pro Forma Basis” shall mean, with respect to any Permitted Acquisition, that for purposes of calculating the Fixed Charge Coverage Ratio, such Permitted Acquisition (and any related payments of Indebtedness) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.1(a) or (b). In connection with the foregoing, with respect to any Permitted Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations provided that (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Credit Party or any Subsidiary (including the Person or property acquired) or repaid in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred or repaid as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Pro Forma Excess Availability” shall mean, as used in the definition of “Permitted Acquisition”, Excess Availability calculated on a pro forma basis to include (i) any Eligible Accounts Receivable and Eligible Inventory to be acquired in connection with such acquisition (determined pursuant to field exams, appraisals or other methodologies reasonably acceptable to the Administrative Agent), (ii) the borrowing of any Loans used to finance such acquisition, as applicable, and (iii) prepayments of the Loans occurring on the date of such acquisition made from the proceeds from the incurrence of Indebtedness or the issuance of Capital Stock of the

     Company (or a combination thereof) in excess of the Permitted Acquisition Consideration for such acquisition.
     “Third Amendment Effective Date” shall mean January ___, 2010.
     SUBPART 2.2 Amendment to Section 2.3(b)(ii). Section 2.3(b)(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     (ii) Casualty Loss. To the extent of cash proceeds received in connection with a Casualty Loss, the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such cash proceeds if the Agent shall have elected to apply the proceeds realized from such Casualty Loss to the prepayment of the Loans pursuant to Section 7.10 (such prepayment to be applied as set forth in clause (iv) below), subject to the right of the Credit Parties to use proceeds of any Casualty Loss to repair, replace or rebuild in accordance with Section 7.10.
     SUBPART 2.3 Amendment to Section 6.7. The third sentence of Section 6.7 of the Credit Agreement is hereby amended by deleting the words “and each of their Subsidiaries” from clauses (ii) and (iii).
     SUBPART 2.4 Amendment to Section 6.30. Section 6.30 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     6.30 [Intentionally Omitted].
     SUBPART 2.5 Amendment to Section 7.3. Section 7.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     7.3 Corporate Existence.
     Each Credit Party and each of its Subsidiaries (a) will, subject to Section 9.4, maintain their current corporate or other organizational existence, will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (b) will obtain or maintain patents, contracts and other rights necessary or desirable to the profitable conduct of their businesses, (c) will continue in, and limit their operations to, substantially the same general lines of business as presently conducted by the Company and its Subsidiaries, and business activities reasonably related, ancillary or complementary thereto and (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the following shall be expressly permitted: (i) the dissolution, liquidation or winding up of any Subsidiary of the Company that is not a Credit Party; and (ii) upon prior written notice to the Administrative Agent, the dissolution, liquidation or winding up of any Credit Party (other than the Company); provided that the assets of any such Credit Party shall be transferred to another Credit Party.

     SUBPART 2.6 Amendment to Section 7.9. The last sentence of Section 7.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     If any Credit Party leases any Real Estate or acquires any Real Property with a fair market value in excess of $1,000,000 after the date hereof, such Credit Party will promptly (i) submit to the Agent an updated Schedule 6.19 pursuant to Section 7.23 and (ii) with respect to all such Real Estate with a fair market value in excess of $1,000,000 that is owned by a Credit Party, execute and deliver to the Agent a Mortgage on such Real Estate, and deliver to the Agent the other items reasonably requested by the Agent in connection therewith, including, without limitation, surveys and flood hazard certificates, and all provisions of this Credit Agreement (including, without limitation, the foregoing provisions of this Section 7.9 and all other applicable representations, warranties and covenants) that are applicable to Real Estate or Mortgages shall apply thereto.
     SUBPART 2.7 Amendment to Section 7.10. The eighth sentence of Section 7.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     The Agent may, at its election and in its sole discretion but subject to the Credit Parties’ ability to reinvest the proceeds of any Casualty Loss, either (a) apply the proceeds realized from Casualty Losses received by the Agent to payment of accrued and unpaid interest or outstanding principal of the Revolving Loans or (b) pay such proceeds to the Credit Parties to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss, it being agreed that, so long as no Default or Event of Default has occurred and is continuing at the time of the receipt of the proceeds of any Casualty Loss, the Credit Parties shall have the right to use such proceeds to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss for a period of up to 365 days following the occurrence of the Casualty Loss.
     SUBPART 2.8 Amendment to Section 7.13. Section 7.13 of the Credit Agreement is hereby amended by adding the words “and Permitted Acquisitions” after the words “including capital expenditures” on the fifth line.
     SUBPART 2.9 Amendment to Section 7.16. Section 7.16 of the Credit Agreement is hereby amended as follows:
(a)	Section 7.16(a) is hereby deleted in its entirety and replaced with the following:
(a)	[Intentionally Omitted].
(b)	Section 7.16(b) is hereby deleted in its entirety and replaced with the following:
     Promptly upon any Person becoming a direct or indirect Subsidiary of the Company (other than any Foreign Subsidiary and any Subsidiary which is not a Material Subsidiary), the Credit Parties will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (i) cause such Person to execute and deliver to the Agent a Joinder Agreement in substantially the form of Exhibit M, causing such Subsidiary to become a party to (A) this Credit Agreement, as a joint and several “Borrower” (it being understood that no Inventory of any such Person shall be Eligible Inventory until the Agent shall have received a satisfactory Appraisal and no Accounts of any such Person shall be Eligible Accounts Receivables until the Agent shall have received all documentation that it reasonably requests with respect thereto, including, without limitation, a satisfactory field examination), (B) the Security Agreement, as an “Obligor” granting a first priority Lien on its personal property, subject to Permitted Liens, (C) the Contribution Agreement, as a “Contributing Party” and (D) as appropriate, the Pledge Agreement, as a “Pledgor”, causing all of its Capital Stock (or in the case of any Foreign Subsidiary directly owned by such Domestic Subsidiary, sixty-five percent (65%) of its Capital Stock) to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent), (ii) cause any such Person to execute and deliver to the Agent Revolving Notes in favor of the Lenders, and, if it owns any Real Estate, a Mortgage thereon (to the extent required by Section 7.9) in favor of the Agent and (iii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent; provided, however, in lieu of the foregoing, at the option of the Agent, the Credit Parties shall cause such Person to execute and deliver to the Agent a joinder agreement in substantially the form of Exhibit M causing such Subsidiary to become a party to the Guaranty Agreement, as a joint and several “Guarantor”, and each of the Contribution Agreement and the Security Documents described in clauses (i)(B) through (D) above, as applicable and with the same effect set forth above, and (3), if it owns or leases any Real Estate, a Mortgage thereon (to the extent required by Section 7.9) in favor of the Agent, and to delivery such additional documentation of the types described in clause (iii) above, all as the Agent reasonably shall request.
     (c) Section 7.16(c) is hereby deleted in its entirety.
     SUBPART 2.10 Amendment to Section 7.23. Section 7.23 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     7.23 Revisions or Updates to Schedules.
     If any of the information or disclosures provided on any of Schedules 6.7, 6.8, 6.9, 6.14, 6.17, 6.19, 6.28 or 6.32, originally attached hereto become outdated or incorrect in any material respect, the Credit Parties (i) may, in their discretion, at any time deliver to the Agent and the Lenders and (ii) shall, as part of the compliance certificate required pursuant to Section 7.1(c), deliver to the Agent and the Lenders such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s).

     SUBPART 2.11 Amendment to Section 7.25. Section 7.25 of the Credit Agreement is hereby deleted in its entirety.
     SUBPART 2.12 Amendment to Section 9.3. Section 9.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.3 Restrictions on Sale of Assets.
     Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of the Company) other than:
     (a) sales of Inventory in the ordinary course of business;
     (b) sale-leaseback transactions permitted by Section 9.14;
     (c) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of such Credit Party’s or Subsidiary’s business;
     (d) sales in the ordinary course of business of assets or properties (other than Inventory) used in such Credit Party’s or Subsidiary’s business that are worn out or in need of replacement and that are replaced with assets of reasonably equivalent value or utility;
     (e) termination of Hedging Agreements in the ordinary course of business;
     (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale, lease or transfer of property or assets among the Credit Parties;
     (g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale of all or substantially all of the assets of any Subsidiary of the Company that is not a Credit Party; or
     (h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale of all of the Capital Stock of any Subsidiary of the Company that is not a Credit Party.
     SUBPART 2.13 Amendment to Section 9.4. Section 9.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.4 No Corporate Changes.
     (a) Merge or consolidate with any Person, except the following, without duplication, shall be expressly permitted:
     (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon prior written notice to the Administrative Agent, the merger or consolidation of a Subsidiary of the Company with or into another Subsidiary of the Company; provided that if either

Subsidiary is a Credit Party, the continuing or surviving Person shall be a Credit Party;
     (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon prior written notice to the Administrative Agent, the merger or consolidation of a Subsidiary of the Company with or into the Company; provided that the Company shall be the continuing or surviving entity;
     (b) alter or modify any Credit Party’s or any of its Subsidiary’s Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner adverse to the interests of the Agent or the Lenders or in any way which could reasonably be expected to have a Material Adverse Effect;
     (c) without providing thirty (30) days prior written notice to the Agent and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as the Agent may require, (i) change its state of incorporation or formation, (ii) change its registered corporate name, (iii) change the location of its chief executive office and principal place of business (as well as its books and records) from the locations set forth on Schedule 6.7, or (iv) change the location of its Collateral from the locations set forth for such Person on Schedule 6.7; or
     (d) enter into or engage in any business, operation or activity materially different from that presently being conducted by the Credit Parties.
     SUBPART 2.14 Amendment to Section 9.5. Section 9.5 of the Credit Agreement is hereby amended by deleting the “.” at the end thereof and adding the following:
     “and (d) unsecured guarantees of the Company and its Subsidiaries in respect of accounts payable, operating leases and other obligations (not constituting Indebtedness) entered into in the ordinary course of business.”
     SUBPART 2.15 Amendment to Section 9.6. Section 9.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.6 Restricted Payments.
     Make a Restricted Payment, other than: (a) the payment of dividends solely in the same class of Capital Stock of such Person; (b) the payment of dividends or other distributions to any Credit Party (directly or through their Subsidiaries); (c) so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, the payment of pro rata dividends and distributions by any Foreign Subsidiary; (d) so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Borrowers provide evidence to the Agent that they will be in pro forma compliance with the financial covenants set forth in Article VIII after giving effect thereto, the payment of consulting fees to Affiliates in an aggregate amount of up to $500,000 in any twelve month period; and (e) the payment or making of Restricted Payments to any other Person, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) Excess Availability for each day during the thirty days preceding the date of such Restricted Payment and immediately after giving effect to such Restricted Payment shall not be less than the greater of (x) thirty-

five percent (35%) of the Revolving Credit Committed Amount then in effect and (y) $50,000,000 and (iii) the Credit Parties shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Restricted Payment on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0.
     SUBPART 2.16 Amendment to Section 9.8. Section 9.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.8 No Affiliate Transactions.
     Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate of any Credit Party except:
     (a) in the ordinary course of, and pursuant to the reasonable requirements of, such Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person;
     (b) as permitted under Section 9.6; provided, that (i) in the event that such transaction involves aggregate payments, or transfers of property or services with a fair market value in excess of $2,000,000, the terms of such transaction shall be approved by a majority of the members of the Board of Directors or other managing body of the relevant Credit Parties (including a majority of the disinterested members thereof), the approval to be evidenced by a board (or other managing body) resolution stating that the board of directors or other managing body has determined that such transaction complies with the preceding provisions; and (ii) in the event that such transaction involves aggregate payments, or transfers of property or services with a fair market value in excess of $5,000,000, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction to the Company or other relevant Credit Party (if any) from a financial point of view from an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s board of directors, properly qualified and independent, and provide a copy thereof to the Agent;
     (c) transactions among Credit Parties; and
     (d) transactions among Subsidiaries that are not Credit Parties.
     SUBPART 2.17 Amendment to Section 9.10. Section 9.10 of the Credit Agreement is hereby amended by deleting clause (d) in its entirety and replacing it with the following:
     (d) deposit accounts maintained by Subsidiaries that are not Credit Parties.
     SUBPART 2.18 Amendment to Section 9.13. Clause (d) of Section 9.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     (d) other than (i) in connection with the refinancing of the Senior Note Debt (2004) or the Senior Note Debt (2007) with the proceeds of Indebtedness meeting the conditions set forth in clause (vi) of the definition of “Permitted Indebtedness” or (ii) if (A) no Default or Event of Default shall then exist or would exist after giving effect to any such payment, (B) Excess Availability for each day during the thirty days preceding the date of such payment and immediately after giving effect to such payment shall not be less than the greater of (x) thirty-five percent (35%) of the Revolving Credit Committed Amount then in effect and (y) $50,000,000 and (C) the Credit Parties shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to any such payment on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be not less than 1.1 to 1.0, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Senior Note Debt (2004) or any Senior Note Debt (2007), except for the scheduled payments required by the terms of the documents and instruments evidencing Senior Note Debt (2004) or the Senior Note Debt (2007); or
     SUBPART 2.19 Amendment to Section 9.16. Section 9.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.16 Limitations.
     Create, nor will it permit any of its Subsidiaries which are Credit Parties to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, (iii) this Credit Agreement and the other Credit Documents, (iv) the Senior Note Debt Documents (2004) and the documentation evidencing any refinancing thereof permitted by clause (vi) of the definition of “Permitted Indebtedness”, (v) the Senior Note Debt Documents (2007) and the documentation evidencing any refinancing thereof permitted by clause (vi) of the definition of “Permitted Indebtedness” and (vi) encumbrances and restrictions affecting any Foreign Subsidiary in Indebtedness permitted by clause (vii) of the definition of “Permitted Indebtedness”.
     SUBPART 2.20 Amendment to Section 11.1. Section 11.1 of the Credit Agreement is hereby amended as follows:
     (a) Clause (e) is hereby deleted in its entirety and replaced with the following:
     (e) dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Subsidiaries not permitted by Section 7.3 or 9.4, or the failure of any Credit Party or any of its Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party’s or any of its Subsidiaries’ creditors for purposes of compromising any Credit Party’s or any of its Subsidiaries’ debts, or the failure by any Credit Party or any of its Subsidiaries generally, or the admission by any Credit Party or any of its Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);
     (b) Clause (h) is amended by deleting the number “$500,000” and replacing it with the number $2,500,000.
     (c) Clause (i) is hereby deleted in its entirety and replaced with the following:
     (i) (A) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that results in or would permit the acceleration of the maturity of any note, agreement or instrument (including, without limitation, as a result of any required mandatory prepayment or “put” right thereunder) evidencing (i) any Senior Note Debt (2004) or any related refinancing Indebtedness, (ii) any Senior Note Debt (2007) or any related refinancing Indebtedness or (iii) any other Indebtedness of any Credit Party or any of its Subsidiaries and the aggregate principal amount of all such other Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is accelerated or permitted to be accelerated (including, without limitation, as a result of any required mandatory prepayment or “put” right thereunder), exceeds $2,500,000, or (B) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that results in or would permit the early termination of, any Lender Hedging Agreement;
     (d) Clause (k) is amended by deleting the number “$1,000,000” and replacing it with the number $2,500,000.
     (e) Clause (l) is amended by deleting the number “$500,000” and replacing it with the number $2,500,000.
PART 3
CONDITIONS TO EFFECTIVENESS
     SUBPART 3.1 Third Amendment Date. This Amendment shall be and become effective as of the date hereof (the “Third Amendment Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Third Amendment”.
     SUBPART 3.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrowers and the Required Lenders.
     SUBPART 3.3 Payment of Fees and Expenses. The Company shall have paid all other fees and expenses to the Administrative Agent and the Lenders to be paid by it on the date hereof, including,

without limitation, reasonable legal fees of Moore & Van Allen, PLLC, as counsel to the Administrative Agent.
     SUBPART 3.4 Other. The Administrative Agent shall have received such other documents, agreements or information which it may reasonably request.
PART 4
MISCELLANEOUS
     SUBPART 4.1 Representations and Warranties. Each of the Borrowers hereby represents and warrants that (i) the representations and warranties contained in Article VI of the Amended Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof (except for those representations and warranties which by their terms relate solely to an earlier date) and after giving effect to this Amendment, (ii) no Default or Event of Default exists under the Credit Agreement or the Amended Credit Agreement on and as of the date hereof and after giving effect to this Amendment, (iii) it has the corporate power and authority to execute and deliver this Amendment and each of the documents executed and delivered in connection herewith and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment and each of the documents executed and delivered in connection herewith and (iv) it has duly executed and delivered this Amendment and each of the documents executed and delivered in connection herewith, and this Amendment and each of the documents executed and delivered in connection herewith constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.
     SUBPART 4.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.
     SUBPART 4.3 Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.
     SUBPART 4.4 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Credit Documents to the “Credit Agreement” shall be deemed to refer to the Amended Credit Agreement.
     SUBPART 4.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original shall be delivered.
     SUBPART 4.6 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW.

     SUBPART 4.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     SUBPART 4.8 Continuing Agreements. Except as specifically modified hereby, all of the terms and provisions of the Credit Agreement and the other Credit Documents (and Exhibits and Schedules thereto) shall remain in full force and effect, without modification or limitation, and this Amendment shall not affect, modify or diminish the obligations of the Credit Parties which have accrued prior to the effectiveness of the provisions hereof. This Amendment shall not operate as a consent to any other action or inaction by any Credit Party, or as a waiver or amendment of any right, power, or remedy of any Lender or the Administrative Agent under the Credit Documents nor constitute a consent to any such action or inaction, or a waiver or amendment of any provision contained in any Credit Document except as specifically provided herein.
     SUBPART 4.9 Payment of Fees and Expenses. Each of the Borrowers agrees, jointly and severally, to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC.
     SUBPART 4.10 Approval by Lenders. Each Lender, by delivering its signature page to this Amendment, shall be deemed to have acknowledged receipt of, and consented to and approved, the Amendment, the Amended Credit Agreement, each other Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable.
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     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	COLEMAN CABLE, INC.,
a Delaware corporation

	By:	/s/ Richard N. Burger
	Name:	Richard N. Burger
	Title:	EVP/CFO

AGENT AND LENDERS	WACHOVIA BANK,
NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ Vicky Geist
	Name:	Vicky Geist
	Title:	Director

BANK OF AMERICA, N.A. (successor to LaSalle
Business Credit, LLC),as a Lender

By:	/s/ Elizabeth J. Mitchell
Name:	Elizabeth J. Mitchell
Title:	VP

NATIONAL CITY BUSINESS CREDIT, INC.,
as Syndication Agent and as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:
Name:
Title:

ASSOCIATED BANK,
NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:
Name:
Title: